SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”) is made by and between Neelam Patel (“Employee”) and Ategrity Specialty Insurance Company Holdings (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, Employee’s employment with the Company terminated effective September 16, 2026 (the “Termination Date”), and the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company, any of its direct or indirect subsidiaries and affiliates and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations and assigns (collectively, the “Releasees”), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.
NOW, THEREFORE, in consideration of the severance payments and benefits described herein, which such payments and benefits are conditioned on Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
1.Severance Payments and Benefits; Salary and Benefits. The Company agrees to provide Employee with the following severance payments and benefits, subject to (i) Employee’s continued compliance with the Restrictive Covenants, and (ii) Employee’s timely execution of and compliance with this Agreement (the foregoing conditions are collectively referred to as the “Severance Conditions”): (a) $200,000, representing an amount equal to six (6) months of Employee’s base salary, less legally required withholdings and deductions, which amount shall be payable in equal installments according to the Company’s normal payroll schedule during the six (6) months following the Termination Date (the “Severance Period”); provided, however, that the first such installment shall occur on the Company’s first ordinary payroll date that occurs at least five days after the Effective Date (as defined below) and shall include all amounts that would have been paid earlier if the Effective Date were the Termination Date; and (b) $354,794.52, representing an amount equal to Employee’s target annual bonus with respect to 2026, prorated for the number of months served by the Employee in 2026, less legally required withholdings and deductions, which amount shall be payable as soon as practicable after the Effective Date; (c) six (6) months of subsidized health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, such that the premiums paid for such coverage do not exceed the active employee premiums paid by Employee immediately prior to the Termination Date; and (d) $50,000, representing half of the 2025 special bonus, less legally required withholdings and deductions, which amount shall be payable as soon as practicable after the Effective Date (such payments and benefits, the “Severance Benefits”). In addition, to the extent not already paid, the Company shall pay or provide to Employee (x) the portion of Employee’s annual base salary earned through the Termination Date, but not yet paid to Employee; (y) any expense reimbursements owed to Employee in accordance with the Company’s expense reimbursement policy; and (z) any amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements of the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

2.Equity. Employee was previously granted an option to purchase 93,787 shares of the Company’s common stock (the “Option”). In accordance with the option agreement governing the Option, the vested portion of the Option (covering 18,757 shares) shall remain exercisable for 180 days following the Termination Date and the unvested portion shall terminate as of the Termination Date.
3.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Releasees. Employee, on Employee’s own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents and assigns, hereby and forever releases the Releasees, including its current and former parent companies, subsidiaries, and other affiliated companies as well as any of their current and former insurers, directors, officers, agents, shareholders, and employees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:
(a)any and all claims relating to or arising from Employee’s employment or service relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;
(e)any and all claims for violation of the federal or any state constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)any claim for any loss, cost, damage or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;

(h)any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Employee has provided service to the Company or any of its affiliates; and
(i)any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this Agreement does not release (i) Employee’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of any whistleblower protection provisions of state or federal law or regulation (including any right to receive an award for information provided thereunder), (ii) Employee’s right to file a charge with or participate in a charge, investigation or proceeding by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering monetary or other individual relief from any Releasee in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by Employee or by anyone else on Employee’s behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), (iii) claims for any state disability insurance benefits pursuant to the terms of applicable state law, (iv) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, as amended, (v) any other claims that cannot be released by private agreement under applicable law, but only to the extent such claims cannot be released under such law, (vi) claims under this Agreement, (vii) claims arising from the portion of Employee’s Option that vested prior to the Termination Date, and (viii) any right to indemnification by any Releasee pursuant to their respective corporate governance documents, insurance policy, contract or applicable law.
4.Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 as amended (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has had over twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement by delivering written notice to the Chief Executive Officer of the Company; (d) this Agreement shall not be effective until the day immediately after the revocation period has expired without revocation; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
5.Restrictive Covenants.
(a)Employee acknowledges and agrees that the restrictive covenants and other post-termination obligations set forth in Articles 6 through 9 of the Employment Agreement, dated as of August 13, 2024, between Employee and the Company (the “Employment Agreement”), including without limitation Employee’s obligations relating to confidentiality, non-use and non-disclosure of Confidential Information, non-competition, non-solicitation, and return of property (the “Restrictive Covenants”), are hereby incorporated by reference and shall remain in full force and effect pursuant to their terms to the maximum extent permitted by applicable law; provided, however, the period during which the non-competition restrictions set forth in Section 9.01 of the Employment Agreement shall remain in effect shall end three (3) months following the Termination Date.

(b)Employee’s continued compliance with the Restrictive Covenants is a material condition to receipt of the Severance Benefits. In the event Employee breaches any part of such Restrictive Covenants, then, in addition to any remedies and enforcement mechanisms set forth in the Employment Agreement and this Agreement and any other remedies available to the Company (including equitable and injunctive remedies), Employee shall forfeit any Severance Benefits owing and shall be obligated to promptly return to the Company (within two (2) business days of any breach) the full gross amount of all Severance Benefits provided.

(c)If any provision of the Restrictive Covenants shall be determined to be unenforceable by any court of competent jurisdiction or arbitrator by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.
6.Protected Disclosures. In accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement and any other agreement between Employee and the Company (together, the “Subject Documents”): (a) Employee shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Employee from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful.
7.Non-Disparagement. Employee promises not to make any statements or remarks, verbally or in writing, regarding anything at or about Releasees that could reasonably be anticipated to disparage, defame, or otherwise negatively affect the Releasees’ reputation in any manner, subject to the employee protections under Section 6. The Company promises to instruct its directors and officers not to make any statements or remarks, verbally or in writing, regarding Employee that could reasonably be anticipated to disparage, defame, or otherwise negatively affect Employee’s reputation in any manner. The Company shall handle all requests for employment verification directed to its Human Resources Department in accordance with its standard employment verification policy and procedures to confirm dates of employment and position(s) held.
8.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
9.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.
10.Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.
11.Governing Law; Dispute Resolution. This Release shall be subject to the provisions of Sections 12.15, 12.16 and 12.17 of the Employment Agreement.
12.Section 409A. All amounts payable under this Agreement are intended to be exempt from or to comply with the requirements of Section 409A of the Internal Revenue Code (together with any applicable regulations or guidance, “Section 409A”) and shall be interpreted consistently with such intent. Each installment of amounts payable under this Agreement shall be a separate payment for purposes of Section 409A.
13.Acceptance; Effective Date. To accept this Agreement, Employee must sign this Agreement no later than October XX, 2026. Employee understands and acknowledges that this Agreement will become effective, irrevocable, and binding upon Employee on the eighth (8th) day after the date upon which Employee signs this Agreement, so long as Employee has not revoked it within seven (7) days following Employee’s execution thereof by delivering written notice to the Chief Executive Officer of the Company (the date of such effectiveness, the “Effective Date”). Employee further understands that Employee will not be given any of the Severance Benefits unless and until this Agreement becomes effective pursuant to its terms. If Employee does not sign this Agreement within the seven (7) day period following Employee’s receipt hereof, then this Agreement shall be null and void, and Employee will not be entitled to the Severance Benefits.
14.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that: (a) Employee has read this Agreement; (b) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Employee has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel; (d) Employee understands the terms and consequences of this Agreement and of the releases it contains; and (e) Employee is fully aware of the legal and binding effect of this Agreement.
[Signature Page Follows]

    IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EMPLOYEE
Date: October 15, 2026	/s/ Neelam Patel Neelam Patel

ATEGRITY SPECIALTY INSURANCE COMPANY HOLDINGS

Date:October 20, 2026	By: /s/ Justin Cohen Name: Justin Cohen Title: Chief Executive Officer
Signature Page to Separation Agreement and Release